Exhibit 99.1
Anchor BanCorp Creates Lead Director Position;
Doug Timmerman Announces Intention to Step Down as Chairman, CEO
Press Release NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: February 9, 2009
Madison, Wisc. – The Board of Directors of Anchor BanCorp Wisconsin Inc. (ABCW) announced today that it has created the position of Lead Director and appointed David L. Omachinski, a current member of the Board of Directors, to that position. Mr. Omachinski has been a member of the Board since 2002, chairs the Board’s Audit Committee and is a certified public accountant. Previously Mr. Omachinski served as President /Chief Operating Officer and prior to that, Vice President/Chief Financial Officer of Oshkosh B’Gosh Company. Following the sale of Oshkosh B’Gosh to Carter’s in 2005, Mr. Omachinski has had an active management consulting practice
The Lead Director is an outside independent director who will provide regular, ongoing reports to the Board of Directors and who will actively review management and the ongoing operations of the Company. The Lead Director will consult with and assist management both in day-to-day operations and in developing and achieving short and long-term goals and strategies for the Company.
Also, ABCW announced that Doug Timmerman will step down as Chairman and Chief Executive Officer sometime during the third quarter of calendar 2009. Timmerman will remain on the Board of Directors and will continue to perform consulting services for the duration of his current employment agreement.
Douglas Timmerman, Chairman and Chief Executive Officer, stated, “The role of Lead Director is becoming more common in corporate America as companies seek to use all of the talent available to them in dealing with today’s difficult economic situation. The addition of a Lead Director, and in particular of David with his extensive background and experience, will bring a fresh perspective and valuable hands-on support to our management team as we seek to deal with the challenges faced by ABCW and our industry.”
“I have been privileged to serve as Chairman and Chief Executive Officer for 17 years. Now I, the entire Board of Directors and Management look forward to working with David in his new role,” added Timmerman. During his tenure as Chairman and CEO, AnchorBank, fsb has grown from 16 offices in south central Wisconsin to 76 offices in 62 communities across the State. This growth was fueled by a series of successful mergers which have seen AnchorBank’s staff grow from less than 300 to over 1,100 today and assets increase from some $500 million to nearly $5 billion during that same period. In 1992, Mr. Timmerman led the conversion of Anchor Savings and Loan from a mutual ownership entity to a public company, AnchorBanCorp Wisconsin, Inc.
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Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has 74 full service offices and two loan origination only offices. All are located in Wisconsin.
For more information, contact Dale Ringgenberg, CFO, at (608)252-1810, Douglas J. Timmerman, President, Chairman and CEO of Anchor BanCorp Wisconsin, at (608)252-8782, or Mark D. Timmerman, President and CEO of AnchorBank at (608)252-8784.